Exhibit 99.1
VNUS Corrects Second Quarter 2008 Results and Revises Full Year 2008 Guidance
SAN JOSE, Calif., August 18, 2008 — VNUS® Medical Technologies, Inc. (Nasdaq: VNUS) corrects its second quarter results and revises its full year 2008 guidance. The Company has recorded adjustments to cost of revenues, operating expenses and certain balance sheet accounts to record additional expenses related to stock-based compensation that were not appropriately recorded in prior periods since the adoption of Statement of Financial Accounting Standard (“SFAS”) No. 123R on January 1, 2006. The stock-based compensation adjustments resulted from a correction of a mis-application of forfeiture rates to vested grants by a commercial stock plan administration software application package used by the Company.
For the three and six month period ended June 30, 2008, the Company included adjustments to stock-based compensation relating to the period January 1, 2006 through April 1, 2008 that resulted in the Company reporting $284,000 in additional pre-tax expenses. These adjustments reduced earnings per share by $0.02 for the three and six months ended June 30, 2008. These adjustments both individually and in the aggregate were not material to any of the 2006 and 2007 interim or full year consolidated financial statements nor are they material to expected full year 2008 results.
For the three month period ended June 30, 2008, the Company is adjusting stock-based compensation compared to information disclosed in its press release dated July 29, 2008, resulting in an increase to pre-tax expenses of $183,000. This adjustment reduced reported earnings per share by $0.01 for the three months ended June 30, 2008. Cumulatively, the out of period adjustment and the effect of the correction to reported information originally disclosed in the Company’s July 29, 2008 press release reduced earnings per share by three cents, from $0.56 to $0.53.
The condensed consolidated statement of operations for the three and six months ended June 30, 2008, along with other related disclosures in the accompanying notes, is contained in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 18, 2008.
Business Outlook
The Company is changing its earning guidance solely due to changes in stock-based compensation expense. VNUS currently expects full year stock based pre-tax compensation expense to increase by $762,000 or approximately four-and-a-half cents per share and range from $4.2 million to $4.6 million. Stock-based pre-tax compensation expense through the six months ended June 30, 2008 was $2.2 million.
Third quarter net income is expected to range from $0.9 million to $1.8 million or income of $0.06 to $0.11 per share. Adjusted EBITDA guidance for the third quarter remains unchanged at $2.0 million to $3.0 million. VNUS currently expects its full-year 2008 net income to range from approximately $12.4 million to $13.4 million, or income of $0.73 to $0.80 per share. VNUS expects Adjusted EBITDA to remain unchanged for the full year and range from $17.0 million to $18.1 million.
Non-GAAP Financial Information:
VNUS’ management evaluates and makes operating decisions using various operating measures, including revenue growth and adjusted earnings before interest, taxes, depreciation and amortization, and non-cash charges for stock-based compensation (Adjusted EBITDA). The Company believes that these non-GAAP measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and investors in analyzing the Company’s ongoing business and operating performance. The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the Company’s financial results in the way management views the Company’s operating results. Management believes Adjusted EBITDA is useful as a supplemental measure of the performance of the Company’s operations because it isolates the Company’s operating performance from the accounting impact of the Company’s financing strategies, tax provisions, and depreciation and amortization. VNUS believes Adjusted EBITDA should be considered in addition to, but not as a substitute for, items prepared in accordance with GAAP, as the items excluded in the presentation of Adjusted EBITDA are significant components in understanding and assessing financial performance.
ABOUT VNUS MEDICAL TECHNOLOGIES, INC.
VNUS is a leading provider of medical devices for the minimally invasive treatment of venous reflux, a progressive condition caused by incompetent vein valves in the leg. VNUS sells the Closure system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to treat diseased veins through the application of temperature-controlled RF energy. For more information, please visit the corporate website at www.vnus.com.

FORWARD-LOOKING STATEMENTS
In addition to statements of historical facts or statements of current conditions, VNUS has made forward-looking statements in this press release. Actual results may differ materially from current expectations based on a number of factors affecting VNUS’ business, including, among other things, changing competitive, market, clinical trial data and regulatory conditions; commercial success of VNUS’ licensees; and continued market acceptance of the ClosureFAST catheter; customer and physician preferences; changes in reimbursement levels established by governmental and third-party payors; the ability of VNUS to protect its patent position; the effectiveness of advertising and other promotional campaigns; and overall economic and market conditions. The reader is cautioned not to unduly rely on these forward-looking statements. VNUS expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.
CONTACT:
Peter Osborne
Chief Financial Officer
(408) 360-7499
ir@vnus.com